Exhibit 21.1
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                     List of all subsidiaries of the Company
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     Effective upon completion of the Reorganization of the Company described in the Registration Statement to which this Item is an Exhibit, Cunningham
Graphics, Inc., a New Jersey corporation, will be a wholly-owned subsidiary of the Registrant.

     Effective upon the closing of the Acquisition described in the Registration Statement to which this Item is an Exhibit, Roda Limited, a corporation organized under the laws of England, will be a wholly-owned subsidiary of the Registrant. Roda Print Concepts Limited, a corporation organized under the laws of England, is a wholly-owned subsidiary of Roda Limited.